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                                                                      EXHIBIT 21
                                  Subsidiaries


         Inzeco Holdings Inc. has the following wholly-owned subsidiaries:

                  RTICA Inc., a corporation incorporated under the laws of Ontario Canada.

                  Inzeco Owners Limited, a corporation incorporated under the laws of Barbados.